As filed with the Securities and Exchange Commission on May 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cott Corporation

(Exact name of Registrant as specified in its charter)

Canada	98-0154711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6525 Viscount Road

Mississauga, Ontario, Canada L4V 1H6

(905) 672-1900

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

(813) 313-1800

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Marni Morgan Poe

Vice President, General Counsel and

Secretary

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

(813) 313-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

H. John Michel, Jr. Matthew H. Meyers Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 (215) 988-2700	Neil Sheehy Goodmans LLP 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7 (416) 979-2211

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common shares, no par value	4,000,000	$9.47	$37,880,000	$4,401.66

(1)	In accordance with Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices of the Registrant’s common shares as reported on the New York Stock Exchange on May 15, 2015.

PROSPECTUS

COTT CORPORATION

Dividend Reinvestment Plan

4,000,000 Common Shares

We are offering up to a maximum of 4,000,000 common shares (the “Common Shares”), no par value, pursuant to our Dividend Reinvestment Plan (the “Plan”). You should read this prospectus carefully before you invest and retain it for future reference. The Plan provides electing shareowners (“Participants”) with a convenient and economical means of purchasing Common Shares by reinvesting the cash dividends paid on our Common Shares. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.

We have appointed Computershare Trust Company of Canada (the “Plan Agent”) to serve as the agent under the Plan. Any eligible registered shareowner of Cott Corporation may become a Participant in the Plan at any time by completing an Enrollment Form (as defined below) online or by downloading and completing and signing a Reinvestment Enrollment—Participation Declaration Form (the “Enrollment Form”) at www.investorcentre.com and returning it to the Plan Agent.

A shareowner of Cott Corporation who is a beneficial owner and not an owner of record of Common Shares (e.g., whose shares are held through an intermediary such as a financial institution, broker or other nominee) must make arrangements with that intermediary to enroll as a Participant in the Plan. The administrative practices of such intermediaries may vary and, accordingly, the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by intermediaries.

Our Common Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “COT” and on the Toronto Stock Exchange (the “TSX”) under the symbol “BCB.” On May 15, 2015, the last reported sale price of our Common Shares on the NYSE and the TSX was U.S.$9.49 and Cdn$11.43, respectively.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 4. Neither we nor the Plan Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this process, we may, from time to time, offer our Common Shares pursuant to the Plan. This prospectus provides you with a general description of the Plan and our Common Shares. Before purchasing any Common Shares pursuant to the Plan, you should carefully read both this prospectus and any information incorporated by reference into the prospectus, together with the information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date of the document.

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Cott,” “we,” “our,” the “Company” and “us” refer to Cott Corporation, a Canadian corporation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” registering the offer and sale of our Common Shares pursuant to the Plan. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our Common Shares, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected and copied without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” In accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.cott.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC rules allow us to “incorporate by reference” into this prospectus information about Cott that is contained in documents that we file with the SEC but that are not separately set forth in or delivered with this prospectus. This means that we are permitted to disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed on March 4, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015, filed with the SEC on May 14, 2015;

•	our Current Reports on Form 8-K filed on May 6, 2015, May 7, 2015 and May 11, 2015, and Form 8-K/A filed on February 24, 2015 and March 13, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02);

•	the portions of our definitive Proxy Statement, filed on March 26, 2015, for the Annual and Special Meeting of Shareowners held on May 5, 2015 that have been incorporated by reference into our Annual Report on Form 10-K;

•	the description of our Common Shares contained in our Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part until we terminate this offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.cott.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Upon request we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, write to or telephone:

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

Attention: Investor Relations

Telephone: (813) 313-1732

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. While we believe these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be incorrect. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Cott’s most recent Annual Report on Form 10-K, under “Item 1A – Risk Factors,” and Cott’s quarterly reports on Form 10-Q. Cott disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	our ability to compete successfully in a highly competitive beverage category;

•	changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences;

•	a loss of or a reduction in business with key customers in our legacy Cott business, particularly Walmart;

•	consolidation of retail customers;

•	fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes;

•	our ability to manage our operations successfully;

•	our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue;

•	our ability to realize the expected benefits of our acquisition by merger (the “DSS Acquisition”) of DSS Group, Inc., parent company to DS Services of America, Inc. and its subsidiaries (collectively, “DSS”), because of integration difficulties and other challenges;

•	risks associated with the DSS Acquisition agreement;

•	changes resulting from our assessment of the system of internal control over financial reporting maintained by DSS;

•	limited financial information on which to evaluate the combined company;

•	the incurrence of substantial indebtedness and the issuance of the Series A Convertible First Preferred Shares and the Series B Non-Convertible First Preferred Shares to finance the DSS Acquisition;

•	our exposure to intangible asset risk;

•	currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies;

•	our ability to maintain favorable arrangements and relationships with our suppliers;

•	our substantial indebtedness, our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness;

•	our ability to maintain compliance with the covenants and conditions under our debt agreements;

•	our ability to maintain compliance with the covenants set forth in the Series A Convertible First Preferred Shares and the Series B Non-Convertible First Preferred Shares, and the limitations such covenants may place on our business;

•	fluctuations in interest rates, which could increase our borrowing costs;

•	credit rating changes;

•	the impact of global financial events on our financial results;

•	our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities;

•	any disruption to production at our beverage concentrates or other manufacturing facilities;

•	our ability to maintain access to our water sources;

•	our ability to protect our intellectual property;

•	compliance with product health and safety standards;

•	liability for injury or illness caused by the consumption of contaminated products;

•	liability and damage to our reputation as a result of litigation or legal proceedings;

•	changes in the legal and regulatory environment in which we operate;

•	the impact of proposed taxes on soda and other sugary drinks;

•	enforcement of compliance with the Ontario Environmental Protection Act;

•	the seasonal nature of our business and the effect of adverse weather conditions;

•	the impact of national, regional and global events, including those of a political, economic, business and competitive nature;

•	our ability to recruit, retain, and integrate new management;

•	our ability to renew our collective bargaining agreements on satisfactory terms;

•	disruptions in our information systems; or

•	our ability to securely maintain our customers’ confidential or credit card information, or other private data relating to our employees or our company.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

OUR COMPANY

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, and has one of the broadest home and office bottled water and office coffee services distribution networks in the United States, with the ability to service approximately 90 percent of U.S. households, as well as national, regional and local offices. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, broad distribution network, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products and services. In addition, Cott is now a national direct-to-consumer provider of bottled water, office coffee and water filtration services offering a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customer locations through its network of over 200 sales and distribution facilities and daily operation of over 2,100 routes.

Cott was incorporated in 1955 and is governed by the Canada Business Corporations Act. Our registered Canadian office is located at 333 Avro Avenue, Pointe-Claire, Quebec, Canada H9R 5W3 and our principal executive offices are located at 5519 W. Idlewild Avenue, Tampa, Florida, United States 33634 and 6525 Viscount Road, Mississauga, Ontario, Canada L4V 1H6.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and certain of our other filings with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are those that we consider to be the most significant. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We have no basis for estimating the number of our Common Shares that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of Common Shares pursuant to the Plan will be used for the repayment of indebtedness or for general corporate and working capital purposes. We cannot predict with any certainty how much of the proceeds will be used for any of the above purposes.

DESCRIPTION OF THE PLAN

The provisions of the Plan are set forth below in question and answer format.

Purpose

What is the Dividend Reinvestment Plan?

The Plan provides a means for eligible holders of Common Shares to acquire additional Common Shares by the reinvestment of their dividends paid on all of their Common Shares. Computershare Trust Company of Canada acts as the agent for the Participants.

Advantages

What are the advantages of the Plan?

•	Common Shares are purchased quarterly with reinvested dividends. Full investment of dividends is possible because the Plan permits fractions of shares, as well as whole shares, to be purchased and held for Participants. In addition, dividends on such fractional shares, as well as on whole shares, will be reinvested.

•	All administrative costs are borne by us and there is no brokerage commission for the Common Shares acquired under the Plan.

•	Regular quarterly statements of account are provided for Participants’ record-keeping.

•	A Participant may withdraw and/or sell any number of whole Common Shares held in the Plan (as used in this section, “Plan Shares”) at any time without terminating participation in the Plan by giving written notice to the Plan Agent.

Participation

Who is eligible to participate?

Registered shareowners who reside in Canada or the United States and hold at least one whole Common Share are eligible to participate in the Plan. Non-registered beneficial shareowners who reside in Canada or the United States may also participate but should contact their intermediary to determine procedures for participation in the Plan. Shareowners resident outside Canada or the United States may participate unless participation is not allowed in that jurisdiction.

How do I enroll in the Plan?

To join the Plan a registered shareowner must complete, sign and return an Enrollment Form to the Plan Agent. Non-registered shareowners should contact the intermediary through which they hold their Common Shares to participate in the Plan. If your intermediary is unwilling or unable to enroll your Common Shares in the Plan, you may become a registered shareowner by instructing your intermediary to send you a share certificate representing your Common Shares and you may enroll in the Plan by following the procedure for registered shareowners.

The signature of the shareowner on an Enrollment Form must correspond exactly to the name(s) of the registered holder(s). If a shareowner has Common Shares registered in different names on different share certificates, it is necessary for such shareowner to complete, sign and submit as many separate Enrollment Forms as there are different registrations, or else request that the certificates be consolidated.

Once enrolled, participation in the Plan continues until terminated by the Participant, by us or by death of the Participant, or until the Plan is terminated by us.

Purchases

Where will the Plan Shares be purchased for Participants under the Plan?

The Plan Shares purchased by the Plan Agent will either be existing shares purchased through a stock broker on the open market through the NYSE or new shares purchased directly from us. Under the Plan, we determine, by written notice to the Plan Agent, which of these two sources the Plan Agent will use. The Plan Agent will advise Participants of the method of purchase of Plan Shares by notification with the quarterly statements of account.

How will Plan Shares be purchased for Participants?

Participation in the Plan becomes effective on the first Common Share Dividend Record Date (as such term is defined in the Plan) after the Plan Agent receives the completed shareowner participation form(s). A Participant’s cash dividends (less any applicable withholding taxes) are invested in Common Shares on each subsequent Dividend Payment Date (as such term is defined in the Plan).

What will be the price of Plan Shares purchased under the Plan?

If Common Shares are issued from treasury upon the reinvestment of cash dividends under the Plan, the price at which such Common Shares are purchased by Participants will be the average of the high and low prices of our Common Shares actually traded on the NYSE on the five trading days immediately preceding the dividend payment date on which not less than 100 Common Shares were traded (the “Average Market Price”) less a discount, if any, of up to 5%, at our election.

We have determined not to set an initial discount to the Average Market Price for purchases upon the reinvestment of cash dividends under the Plan. We may, subject to the terms of the Plan, set, alter or eliminate any discount at any time.

If Common Shares are purchased on the open market, the price at which such Common Shares are purchased by Participants will be the average of the actual price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent.

Certificates

Will certificates be issued for Plan Shares?

No. Certificates for Plan Shares purchased under the Plan will not be issued to Participants. The number of shares held for an account under the Plan will be shown on the Participant’s quarterly statement of account. This convenience protects against loss, theft or destruction of share certificates. Dividends paid on Plan Shares held for a Participant will be reinvested under the Plan unless such shares are withdrawn.

Statements to Participants

What kind of statements will be sent to Participants in the Plan?

A quarterly statement of account will be mailed to each Participant approximately three weeks after the Dividend Payment Date. The statement of account is a Participant’s continuing record of purchases made under the Plan and should be retained for tax purposes. In addition, each Participant will receive such tax information required to be provided by law annually for reporting dividends paid on their Plan Shares.

Withdrawal or Sale of Shares

Can a Participant withdraw or sell shares held in the Plan?

A Participant who is not terminating participation in the Plan may, by completing the withdrawal portion of the voucher located on the reverse of a quarterly statement of account and sending it to the Plan Agent, withdraw whole Plan Shares from the Plan. Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole shares from the Participant’s account and deliver a share certificate or a Direct Registration System Advice (“DRS Advice”) representing such shares in the Participant’s name.

Participants may request that the Plan Agent sell any number of Plan Shares on their behalf. Upon receipt of such a request, the Plan Agent will, as soon as practicable, arrange for the sale of such Plan Shares through a registered broker-dealer selected by the Plan Agent from time to time. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the Participant by the Plan Agent. A Participant may obtain a duplicate copy of their quarterly statement of account containing the required voucher from the Plan Agent at any time.

Termination of Participation in the Plan

How does a Participant terminate participation in the Plan?

Participants may terminate their participation in the Plan by completing the termination portion of the voucher on the reverse of their quarterly statement of account and sending it to the Plan Agent at any time. Where notice of termination is received at least three business days prior to a Dividend Record Date, the termination will be effective for the applicable record date. Any requests received less than three business days prior to a Dividend Record Date will become effective after the next following Dividend Payment Date. Otherwise, termination will be effective upon receipt of the notice by the Plan Agent.

The Plan Agent will settle a terminating Participant’s account by issuing a share certificate or DRS Advice for the number of whole Plan Shares held in such Participant’s account and making a cash payment to such Participant for any fraction of a Plan Share remaining. The amount of the payment for any such fraction will be determined by reference to the Average Market Price determined for the preceding Dividend Payment Date.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain of the Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Act”) generally applicable to a Participant who acquires Common Shares pursuant to the Plan and who, at all relevant times, for purposes of the Act, (i) deals at arm’s length with and is not affiliated with the Company and (ii) holds all Common Shares, and will hold any Common Shares issued pursuant to the Plan, as capital property (a “Specified Participant”). This summary is based upon the Act and the administrative policy of the Canada Revenue Agency (the “CRA”) in effect on May 18, 2015. This summary is of a general nature only. Participants should consult and rely on their own tax advisors with respect to the tax consequences of participating in the Plan.

Resident Participants

This portion of the summary is generally applicable only to a Specified Participant who, for purposes of the Act and at all relevant times, is resident or deemed to be resident in Canada (a “Resident Participant”). This summary does not apply to a Resident Participant: (i) that is a “financial institution” for the purposes of the “mark-to-market” rules; (ii) that is a “specified financial institution”; (iii) an interest in which is a “tax shelter investment”; or (iv) that has elected to determine its Canadian tax results in accordance with the “functional currency” rules, as each of those terms is defined in the Act.

For purposes of the Act, Resident Participants will be considered to have received a taxable dividend on each Dividend Payment Date equal to the full amount of the cash dividend paid on that date. Resident Participants must include in taxable income the taxable amount of dividends and will be subject to tax under the Act in the same manner as they would have been had they received the dividends directly.

Based on the CRA’s administrative policy, the purchase by a Resident Participant of Common Shares from the reinvestment of cash dividends at a discount that is no greater than 5% should not result in a taxable benefit under the Act to such Resident Participant.

The amount paid to acquire Common Shares will be added to the Resident Participant’s cost of such Common Shares. For purposes of determining the Resident Participant’s gain or loss from the disposition or deemed disposition of Common Shares, the cost of such Common Shares will be averaged with the adjusted cost base of all of the Common Shares the Resident Participant holds as capital property.

When a Resident Participant’s participation in the Plan is terminated or when the Plan is terminated, the Resident Participant may be deemed to have received a dividend to the extent that any cash payment received by the Resident Participant in respect of any fractional Common Share remaining in the Resident Participant’s account exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A Resident Participant should not realize any taxable income, gain or loss under the Act when the Resident Participant receives share certificates for whole Common Shares previously credited to the Resident Participant’s account under the Plan, either upon the Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

Non-Resident Participants

This portion of the summary is applicable only to a Specified Participant who, for purposes of the Act and at all relevant times, (i) is neither resident nor deemed to be resident in Canada, (ii) does not use or hold and is not deemed to use or hold Common Shares in the course of carrying on a business in Canada and (iii) whose Common Shares are not “designated insurance property” or “taxable Canadian property”, as each of those terms is defined in the Act (a “Non-Resident Participant”).

For purposes of the Act, Non-Resident Participants will be considered to have received a taxable dividend on each Dividend Payment Date equal to the full amount of the cash dividend paid on that date. Dividends paid to a Non-Resident Participant will generally be subject to Canadian withholding tax at a rate of 25% unless the Non-Resident Participant is entitled to the benefits of an income tax treaty between Canada and the Non-Resident Participant’s country of residence. If a Non-Resident Participant is entitled to the benefits of such a treaty, the Canadian withholding tax rate will generally be reduced to 15%.

Based on the CRA’s administrative policy, the purchase by a Non-Resident Participant of Common Shares from the reinvestment of cash dividends at a discount that is no greater than 5% should not result in a taxable benefit under the Act to such Non-Resident Participant.

When a Non-Resident Participant’s participation in the Plan is terminated or when the Plan is terminated, the Non-Resident Participant may be deemed to have received a dividend to the extent that any cash payment received by the Non-Resident Participant in respect of any fractional Common Share remaining in the Non-Resident Participant’s account exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share. A Non-Resident Participant should not realize any taxable income, gain or loss under the Act when the Non-Resident Participant receives share certificates for whole Common Shares previously credited to the Non-Resident Participant’s account under the Plan, either upon the Non-Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This portion of the summary is applicable only to a Participant who, for purposes of the United States Internal Revenue Code (“Code”), is a resident of the United States (“U.S. Resident”). For purposes of the Code, U.S. Residents will be considered to have received a taxable dividend that is reportable as income on each Dividend Payment Date equal to the amount of the cash dividend. Form 1099-DIV will identify whether such dividends are taxable as ordinary or capital gains income. The amount of the fair market value of newly purchased Common Shares over the value of the cash dividend on the Dividend Payment Date is also reportable as income by the U.S. Resident. The basis of additional Common Shares purchased with cash dividends is equal to the amount paid for the additional Common Shares (which is the amount of the cash dividend) plus any difference in fair market value of the additional Common Shares over the purchase price on the Dividend Payment Date. Upon the sale of the additional Common Shares, any gain or loss will be taxable as capital gain to the shareowner.

PLAN OF DISTRIBUTION

Except to the extent the Plan Agent purchases Common Shares in the open market, the Common Shares acquired under the Plan will be sold directly by us through the Plan. We may sell our Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our Common Shares trade or are quoted. Our Common Shares are listed on the NYSE under the trading symbol “COT” and on the TSX under the trading symbol “BCB.” The difference between the price owners who may be deemed to be underwriters pay us for our Common Shares acquired under the Plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued to any particular shareowner pursuant to the reinvestment of dividends. Upon your withdrawal from the Plan by the sale of Common Shares held under the Plan, you will receive the proceeds of such sale, less any applicable fees. All administrative costs of the Plan, including any brokerage commissions, fees or other expenses of the Plan Agent incurred for the purchase of Common Shares for Participants, are borne by us.

Our Common Shares may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Goodmans LLP, Toronto, Ontario. One of our directors, Stephen H. Halperin, is a partner in the law firm of Goodmans LLP and, as of the date of filing this Registration Statement, he owns 110,180 Common Shares.

EXPERTS

The financial statements and financial statement schedule of Cott Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Aimia Foods Holdings Limited and DSS Group, Inc. businesses the registrant acquired as of January 3, 2015, incorporated in this Prospectus by reference to Cott Corporation’s Current Report on Form 8-K dated May 11, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of DSS Group, Inc. included in Cott Corporation’s Current Report on Form 8-K dated February 24, 2015 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Aimia Foods Holdings Limited as of and for the year ended June 30, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton UK LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses paid by us in connection with the issuance and distribution of the Common Shares being registered.

Securities and Exchange Commission Registration Fee	$4,401.66
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	30,000.00
Printing and Delivery Expenses	5,000.00

Total	$89,401.66

Item 15. Indemnification of Directors and Officers

Under the Canada Business Corporations Act (“CBCA”), a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges, and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

The law permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

Sections 7.02 and 7.04 of our by-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained in the by-laws, we shall indemnify any of our directors or officers, former directors or officers, and each individual who acts or acted at our request as a director or officer, or each individual acting in a similar capacity at another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with us or another entity to the extent that the individual seeking the indemnity:

•	acted honestly and in good faith with a view to our best interests or the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Both the CBCA and our by-laws expressly provide for us to advance monies to a director, officer, or other individual for the costs, charges, and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of our by-laws states that, subject to the limitations contained in the CBCA, we may purchase and maintain insurance for the benefit of our directors and officers as such, as the board may from time to time determine.

In addition to the provisions found in our by-laws, we have entered into indemnification agreements with our directors and executive officers. Pursuant to the indemnification agreements, we are required to indemnify and save harmless the indemnitee subject to and to the fullest extent permitted by law from and against any and all liability, damages, costs (including legal fees and disbursements), charges and expenses arising out of or relating to any act or omission by the indemnitee in connection with the execution of his or her duties as a director, officer, employee, trustee, agent and/or fiduciary of the Company or another entity at the request of the Company; provided that the indemnitee acted honestly and in good faith with a view to the best interest of the Company or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnitee had reasonable grounds for believing that his or her conduct was lawful. Such indemnification shall continue as to such indemnitee even if he or she has ceased to be a director or officer of the Company. We are also required to advance the indemnitee all legal fees and other costs, expenses and obligations paid or incurred by the indemnitee in connection with investigating, defending, being a witness in or participating in, or preparing to be a witness or participate in, any civil, criminal or administrative action, suit, proceeding, claim or demand within 30 days after our receipt of a written request for such advance; provided that such advance must be forthwith repaid to the Company if it shall ultimately be determined that the indemnitee is not entitled to be indemnified against such costs and expenses.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

(a) Exhibits

Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 18th day of May, 2015.

COTT CORPORATION

By:	/s/ Jerry Fowden
Jerry Fowden
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jay Wells and Marni Morgan Poe, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments and supplements to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jerry Fowden	Date: May 18, 2015
Name: Jerry Fowden Title: Chief Executive Officer, Director (Principal Executive Officer)

/s/ Jay Wells	Date: May 18, 2015
Name: Jay Wells Title: Chief Financial Officer (Principal Financial Officer)

/s/ Jason Ausher	Date: May 18, 2015
Name: Jason Ausher Title: Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Mark Benadiba	Date: May 18, 2015
Name: Mark Benadiba Title: Director

/s/ George A. Burnett	Date: May 18, 2015
Name: George A. Burnett Title: Director

/s/ David T. Gibbons	Date: May 18, 2015
Name: David T. Gibbons Title: Director

/s/ Stephen H. Halperin	Date: May 18, 2015
Name: Stephen H. Halperin Title: Director

/s/ Betty Jane Hess	Date: May 18, 2015
Name: Betty Jane Hess Title: Director

/s/ Gregory R. Monahan	Date: May 18, 2015
Name: Gregory R. Monahan Title: Director

/s/ Mario Pilozzi	Date: May 18, 2015
Name: Mario Pilozzi Title: Director

/s/ Andrew Prozes	Date: May 18, 2015
Name: Andrew Prozes Title: Director

/s/ Eric Rosenfeld	Date: May 18, 2015
Name: Eric Rosenfeld Title: Director

/s/ Graham W. Savage	Date: May 18, 2015
Name: Graham W. Savage Title: Director

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Goodmans LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm for Cott Corporation (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors for DSS Group, Inc. (filed herewith).

23.3	Consent of Grant Thornton UK LLP, independent auditors for Aimia Foods Holdings Limited (filed herewith).

23.4	Consent of Goodmans LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).